Exhibit 99.1
AMERISTAR CASINOS’ FIRST QUARTER 2007 RESULTS
SET ALL-TIME RECORDS ACROSS VIRTUALLY ALL FINANCIAL METRICS
Las Vegas, Nevada, May 1, 2007 – Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced results for the first quarter of 2007 that set all-time quarterly records across virtually all metrics, including consolidated net revenues, operating income, EBITDA1, EBITDA margin, net income and diluted earnings per share.
Highlights
•	Diluted earnings per share were $0.41, exceeding the high end of our previously issued guidance by $0.05

•	EBITDA increased 11.4 percent to $73.8 million, principally driven by a 2.6 percentage point increase in EBITDA margin

•	Announced definitive agreement to acquire Resorts East Chicago for $675 million in cash, executing on growth strategy
     “Ameristar continues to deliver record financial performance as we begin 2007. After a record-setting performance in the third and fourth quarters of 2006, our first quarter in 2007 is our strongest quarter ever, significantly exceeding the top end of our guidance range,” stated John Boushy, CEO and President. “This performance is largely due to two key drivers – Ameristar’s commitment to best-in-market quality facilities and our focus on operational excellence. Our results this quarter clearly demonstrate the effectiveness of this powerful one-two punch.
     “The first key driver is demonstrated by the impressive performance of Ameristar Black Hawk, which is the most significant contributor to our growth in EBITDA. Our investment has transformed it to an Ameristar-class property, and now that investment is clearly paying off. Our market share has increased by 37 percent to 16 percent since our acquisition of the Black Hawk property, demonstrating strong guest preference for the Ameristar brand. This share increase is

[1]	The table at the end of this release reconciles EBITDA, a non-GAAP financial measure, to operating income, a GAAP financial measure.

further evidence of the success of our business strategy, which is generating impressive returns for our shareholders.”
     “The second key driver of our success was the disciplined implementation of our growth in profitability strategies, which resulted in increased operating income and EBITDA margins at each and every Ameristar property during the quarter,” Boushy continued. “This margin improvement was particularly remarkable given the severe weather conditions we faced in Iowa, Colorado and Missouri in January and February. Our ability to increase consolidated EBITDA margin by 10 percent while experiencing net revenue shortfalls in the early part of the quarter underscores the strength of our business strategy.”
     “Special thanks go to our 7,200 team members who consistently deliver outstanding guest service and build customer loyalty,” concluded Boushy.
     Ameristar remains focused on its goal of doubling EBITDA over the next three to five years and took a significant step towards achieving its growth objectives in early April when Ameristar agreed to acquire Resorts East Chicago. “Now that the due diligence phase is complete, we are even more enthusiastic about this property, which hits the bulls-eye of our acquisition criteria,” said Gordon Kanofsky, Ameristar’s Co-Chairman and Executive Vice President. “It allows us to enter an extremely attractive market, diversifies our cash flow and enhances our distribution channels. We believe there is substantial potential to grow this already well-positioned property, and we intend to leverage our proven management model, operational discipline and development expertise to capitalize on this tremendous opportunity, while achieving an appropriate return.”
     He added, “We also remain committed to the capital improvement projects currently underway at our properties, which will further enhance the attractiveness of our facilities and should deliver additional returns over the next several years. We remain confident in our ability to deliver on our goal of doubling EBITDA over the next three to five years.”

Consolidated Selected Quarterly Financial Data
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006	% Change
Gross revenues	$305.1	$310.0	(1.6%)
Promotional allowances	(46.0)	(53.9)	(14.7%)

Net revenues	$259.1	$256.1	1.2%

Operating income	$49.9	$43.7	14.3%

Operating income margin	19.3%	17.0%	13.5%

Net income (1)	$24.0	$2.6	814.9%

Diluted earnings per share (1)	$0.41	$0.05	720.0%

EBITDA	$73.8	$66.2	11.4%

EBITDA margin	28.5%	25.9%	10.0%

Cash dividends declared per share	$0.1025	$0.09375	9.3%

(1)	For the quarter ended March 31, 2006, loss on early retirement of debt adversely impacted consolidated net income and diluted earnings per share by $17.1 million and $0.30, respectively.
First Quarter Summary
          Our all-time quarterly financial results were largely driven by the following factors:
•	Ameristar Black Hawk continued to experience momentum, as evidenced by significant growth in business volume and strong financial results since its rebranding on April 1, 2006. The property’s record financial results, which were a significant driver of our improved EBITDA year-over-year, also benefited from the absence of construction disruption that adversely impacted performance in the first quarter of 2006.

•	Operating income margins and EBITDA margins increased at every one of our properties in the first quarter due to our shift to focus on profitability versus market share leadership in the second quarter of 2006. The EBITDA impact of margin improvements was particularly significant at our Missouri properties. Effective net revenue growth and efficient operations during the quarter helped drive our outstanding margin improvement.

•	At Ameristar Vicksburg, business volumes remained higher relative to pre-Katrina periods (2005), and we expect this to continue throughout 2007. EBITDA increased year-over-year as a result of our profitability initiatives, despite a decline in revenue from the first quarter of 2006 when several Gulf Coast casinos were closed in the aftermath of Hurricane Katrina.

•	Ameristar Council Bluffs continues to compete effectively, based on its share of the gaming positions in the market, despite the primary competitor’s larger land-based facility.

Even with the increased competition, we continued to exceed our fair share in the market, while improving operating margins.
Resorts East Chicago Acquisition
     On April 3, 2007, we entered into a definitive agreement with Resorts International Holdings, LLC to acquire its subsidiary that owns and operates Resorts East Chicago for $675 million in cash. We completed due diligence on April 22, 2007.
     The property is located in East Chicago, Indiana, an approximately 25-mile drive from downtown Chicago, Illinois, and is easily accessible from the entire Chicago metropolitan area. The Chicagoland market is the third largest commercial gaming market in the United States, generating more than $2.5 billion in gaming revenues annually and serving approximately 6.4 million adults. We believe this market is significantly underserved compared with other domestic regional gaming markets based on the number of adults per gaming position.
     We intend to make a number of major capital improvements to Resorts East Chicago in order to capture the untapped demand within the dynamic Chicagoland market and maximize the property’s profit opportunity. We have already begun integration planning in preparation for a closing during the fourth quarter of this year. In addition, we are rapidly developing our expansion plans to significantly improve the gaming experience, enhance access to the casino, build additional structured parking and upgrade the non-gaming amenities, all with the objective of creating best-in-class offerings and experiences consistent with the Ameristar brand. As a result of these capital expenditures and the implementation of our operational and marketing strategies, we expect to more than double EBITDA at the property within three to four years after the acquisition closes. We will provide further details regarding our expansion of Resorts East Chicago as we finalize our plans.
     We expect to complete the acquisition of Resorts East Chicago in the fourth quarter of 2007, subject to the receipt of various regulatory approvals and the satisfaction of other customary closing conditions.
Internal Capital Expenditure Projects
     Capital expenditures for the first quarter of 2007 totaled $58.8 million. These expenditures were mostly funded with cash from operations. Capital expenditures during the first quarter were primarily related to the expansion at Ameristar St. Charles ($29.5 million), the Ameristar Black Hawk hotel project ($7.8 million) and our expansion at Ameristar Vicksburg ($3.2 million).

     Construction continues on the 400-room, all-suite hotel at Ameristar St. Charles. The hotel will have an indoor/outdoor swimming pool and a 7,000 square-foot full-service spa. This project also includes 19,200 square feet of meeting and conference facilities that were completed in the third quarter of 2006 and an additional 2,000-space parking garage, half of which was opened in February 2007. The remaining spaces are scheduled to be completed along with the hotel in December 2007. The project remains on budget ($265 million) and on schedule.
     The $98.0 million casino and parking expansion project at Ameristar Vicksburg continues to progress. The project consists of dry-docking the vessel and adding 800 gaming positions, two new restaurants, a VIP club, retail space and a 1,000-space parking garage. The project is expected to be completed in March 2008, on schedule and on budget.
     Construction is also proceeding on the 537-room, four-diamond-quality hotel at Ameristar Black Hawk, albeit at a reduced pace. We are addressing the unstable portions of the site, which must be corrected prior to progressing with the hotel tower. The project’s estimated cost is $220.0 million, and it is scheduled for completion in the second half of 2009. As previously reported, the project may experience additional delays and/or cost increases due to unknown site conditions.
     While we pursue our growth strategy to double Ameristar’s EBITDA over the next three to five years, we intend to retain financial flexibility to pursue further acquisitions and development projects to achieve these growth objectives. We also remain confident in our ability to complete our ongoing internal capital projects, including our initiatives at St. Charles, Black Hawk and Vicksburg.
Outlook
     Based on our preliminary results of operations in April 2007 and our outlook for the remainder of the quarter, we currently estimate operating income of $42 million to $44 million, EBITDA of $66 million to $68 million (given anticipated depreciation expense of $24 million), interest expense of $12 million and diluted earnings per share of $0.32 to $0.34 for the second quarter of 2007.
Conference Call
     We will hold a conference call to discuss our first quarter results and guidance for the second quarter on Tuesday, May 1, 2007 at 5:00 p.m. Eastern Time. The call can be accessed live by dialing (800) 479-9001. Conference call participants are requested to dial in to the call at least five minutes early to ensure a prompt start. Interested parties wanting to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site – www.ameristar.com – in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section. The conference call will be recorded and can be replayed from May 1, 2007 at 8:00 p.m. Eastern Time until May 8, 2007 at 3:00 a.m. Eastern Time. To listen to the replay, call (888) 203-1112 and use access code 7704665.
Forward-Looking Information
     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006.
     On a monthly basis, gaming regulatory authorities in Iowa, Mississippi and Missouri publish gross gaming revenue and certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The Company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar

Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and The Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest). In April 2007, Ameristar signed a definitive agreement to purchase Resorts East Chicago, a casino-hotel located in Northwest Indiana, serving the Chicagoland market. This acquisition is expected to close in the fourth quarter of 2007.
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).
Contacts
Investors:
Tom Steinbauer, Senior Vice President of Finance, Chief Financial Officer
(702) 567-7000
Media:
Nina Devlin / Gemma Hart
Brunswick Group
(212) 333-3810

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
REVENUES:
Casino	$258,995	$262,212
Food and beverage	32,871	34,224
Rooms	6,612	6,635
Other	6,669	6,941

	305,147	310,012
Less: Promotional allowances	46,001	53,918

Net revenues	259,146	256,094

OPERATING EXPENSES:
Casino	110,149	115,099
Food and beverage	16,462	17,068
Rooms	1,847	1,753
Other	4,521	4,558
Selling, general and administrative	52,309	51,294
Depreciation and amortization	23,875	22,572
Impairment loss on assets held for sale	67	93

Total operating expenses	209,230	212,437

Income from operations	49,916	43,657

OTHER INCOME (EXPENSE):
Interest income	385	620
Interest expense, net	(11,342)	(13,540)
Loss on early retirement of debt	—	(26,264)
Net gain on disposition of assets	4	116

INCOME BEFORE INCOME TAX PROVISION	38,963	4,589
Income tax provision	15,012	1,971

NET INCOME	$23,951	$2,618

EARNINGS PER SHARE:
Basic	$0.42	$0.05

Diluted	$0.41	$0.05

CASH DIVIDENDS DECLARED PER SHARE	$0.10	$0.09

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	56,651	56,063

Diluted	58,103	57,125

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2007	2006
Consolidated cash flow information
Net cash provided by operating activities	$46,649	$33,538
Net cash used in investing activities	(64,948)	(52,897)
Net cash provided by financing activities	12,154	21,077

Net revenues
Ameristar St. Charles	$73,776	$75,233
Ameristar Kansas City	64,572	65,709
Ameristar Council Bluffs	46,017	48,160
Ameristar Vicksburg	35,322	36,759
Ameristar Black Hawk	22,131	14,412
Jackpot Properties	17,328	15,821

Consolidated net revenues	$259,146	$256,094

Operating income (loss)
Ameristar St. Charles	$18,205	$17,417
Ameristar Kansas City	14,346	12,868
Ameristar Council Bluffs	12,588	12,815
Ameristar Vicksburg	12,788	12,512
Ameristar Black Hawk	4,342	(218)
Jackpot Properties	3,326	2,569
Corporate and other	(15,679)	(14,306)

Consolidated operating income	$49,916	$43,657

EBITDA (1)
Ameristar St. Charles	$24,989	$24,015
Ameristar Kansas City	20,051	18,426
Ameristar Council Bluffs	15,942	16,034
Ameristar Vicksburg	15,869	15,583
Ameristar Black Hawk	7,192	1,965
Jackpot Properties	4,525	3,655
Corporate and other	(14,777)	(13,449)

Consolidated EBITDA	$73,791	$66,229

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA – CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2007	2006
Operating income margins (2)
Ameristar St. Charles	24.7%	23.2%
Ameristar Kansas City	22.2%	19.6%
Ameristar Council Bluffs	27.4%	26.6%
Ameristar Vicksburg	36.2%	34.0%
Ameristar Black Hawk	19.6%	(1.5%)
Jackpot Properties	19.2%	16.2%
Consolidated operating income margin	19.3%	17.0%

EBITDA margins (1)
Ameristar St. Charles	33.9%	31.9%
Ameristar Kansas City	31.1%	28.0%
Ameristar Council Bluffs	34.6%	33.3%
Ameristar Vicksburg	44.9%	42.4%
Ameristar Black Hawk	32.5%	13.6%
Jackpot Properties	26.1%	23.1%
Consolidated EBITDA margin	28.5%	25.9%

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(2)	Operating income margin is operating income (loss) as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months
	Ended March 31,
	2007	2006
Ameristar St. Charles:
Operating income	$18,205	$17,417
Depreciation and amortization	6,784	6,598

EBITDA	$24,989	$24,015

Ameristar Kansas City:
Operating income	$14,346	$12,868
Depreciation and amortization	5,705	5,558

EBITDA	$20,051	$18,426

Ameristar Council Bluffs:
Operating income	$12,588	$12,815
Depreciation and amortization	3,354	3,219

EBITDA	$15,942	$16,034

Ameristar Vicksburg:
Operating income	$12,788	$12,512
Depreciation and amortization	3,081	3,071

EBITDA	$15,869	$15,583

Ameristar Black Hawk:
Operating income (loss)	$4,342	$(218)
Depreciation and amortization	2,850	2,183

EBITDA	$7,192	$1,965

Jackpot Properties:
Operating income	$3,326	$2,569
Depreciation and amortization	1,199	1,086

EBITDA	$4,525	$3,655

Corporate and other:
Operating loss	$(15,679)	$(14,306)
Depreciation and amortization	902	857

EBITDA	$(14,777)	$(13,449)

Consolidated:
Operating income	$49,916	$43,657
Depreciation and amortization	23,875	22,572

EBITDA	$73,791	$66,229

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